Exhibit 99.1

VSE Reports Financial Results for Third Quarter 2012
VSE Continues Diversification Strategy in a Challenging Market

Alexandria, Virginia, October 30, 2012 - VSE Corporation (Nasdaq: VSEC) reported the following unaudited consolidated financial results for its third quarter ended September 30, 2012.

Financial Results (Unaudited)
(in thousands, except per-share data and percentages)
	Three Months Ended Sept 30			Nine Months Ended Sept 30
	2012	2011	% Change	2012	2011	% Change
Revenues	$148,246	$159,923	(7.3)%	$431,751	$469,713	(8.1)%
Operating income	$11,850	$11,387	4.1%	$36,225	$25,569	41.7%
Operating margin	8.0%	7.1%	Up 90 bp	8.4%	5.4%	Up 300 bp
Net income	$5,964	$6,120	(2.5)%	$18,927	$14,503	30.5%
Basic EPS	$1.13	$1.17	(3.4)%	$3.58	$2.77	29.2%
Diluted EPS	$1.12	$1.16	(3.4)%	$3.57	$2.76	29.3%

“While our traditional market conditions continue to be challenging, our diversification efforts are paying off,” said Maurice “Mo” Gauthier, VSE CEO. “The Federal budget impasse continues to create uncertainty for our industry, but the demand for VSE’s core competency of extending the service life of aging, mission critical fleets is ramping up as procurements are delayed. With the addition of supply chain management to our services, we anticipate more uplift in this market. Of equal importance is our successful expansion of this competency beyond the Department of Defense, starting with the USPS vehicle fleet.”

Mr. Gauthier added, “Our plan for diversification over the last several years has decreased our dependence on the Department of Defense market. The operating improvements we are experiencing directly result from our strong commitment to efficient program execution and sustained cost reduction throughout the Company.”

Revenues were $148 million for the third quarter of 2012 compared to $160 million in the third quarter of 2011. For the first nine months, revenues were $432 million in 2012 compared to $470 million in 2011.

Revenues decreased approximately $12 million, or 7%, for the quarter ended September 30, 2012, and approximately $38 million, or 8%, for the first nine months of 2012, as compared to the same periods of 2011. The revenue decreases were primarily due to delays in the authorization of ship transfers to foreign navies performed under our FMS Program, as well as the expiration of work on our R2 Program upon completion in 2011. The decline for the nine month period was partially offset by the inclusion of revenues from our Supply Chain Management Group, established in June 2011, in our operating results for 2012.

Operating income was $11.9 million for the third quarter of 2012 compared to $11.4 million in the third quarter of 2011. For the first nine months, operating income was $36.2 million in 2012 compared to $25.6 million in 2011. We recognized an award fee associated with our FMS Program for the third quarter of 2012 and three award fees for the nine months ended 2012 compared to no award fee for the third quarter and two award fees for the nine months of the prior year.

During the third quarter of 2012 we had several accounting adjustments and resolution of previously pending issues, each of which individually caused either an increase or decrease to our operating income for the quarter, but in the aggregate resulted in an immaterial increase. These items included charges for impairment of acquisition related goodwill and intangible assets, adjustments to earn-out liabilities associated with acquisitions, a reserve for bad debts and settlement of outstanding claims for costs and fees owed to us. These items will be more fully discussed in our Form 10-Q for the quarter ended September 30, 2012, which will be filed with the Securities and Exchange Commission on or about October 30, 2012.

Management will continue evaluating the operations, financial performance and future viability of our Infrastructure Group, which incurred losses during the third quarter of 2012, including an above-referenced charge for impairment of acquisition related goodwill and intangible assets of approximately $2.9 million and a reserve for bad debts of approximately $1.3 million for our subsidiary Integrated Concepts and Research Corporation.

Net income was $6 million for the third quarter of 2012, or $1.12 per diluted share, compared to $6.1 million, or $1.16 per diluted share for the third quarter of 2011. Net income was $19 million for the first nine months of 2012, or $3.57 per diluted share, compared to $14.5 million, or $2.76 per diluted share for the first nine months of 2011.

Bookings were $460 million for the first nine months of 2012 compared to $396 million for the first nine months of 2011. Funded contract backlog at September 30, 2012 was $297 million, compared to $289 million at December 31, 2011.

Recent Highlights
•
VS2, LLC, a joint venture between VSE Corporation and Shaw Environmental & Infrastructure Inc., a division of The Shaw Group, Inc., was selected by the U.S. Army Sustainment Command to participate on the U.S. Army's Enhanced Army Global Logistics Enterprise (EAGLE) contract. The award is a Basic Ordering Agreement (BOA), allowing all selected primes to compete for future task order opportunities under the EAGLE program. Services can commence under the BOA as of November 2012. The EAGLE program has a potential value of approximately $23 billion over a five-year period for all awardees.

•
International Group received a delivery order totaling $37.6 million to provide engineering and training services in support of the Iraqi Navy in Umm Qasr over a three-year period. Services will include repair and maintenance training for various classes of ships and patrol boats supporting Iraqi naval security.

•
Federal Group was awarded a firm-fixed price level-of-effort (FFP/LOE) prime contract through the Army Contracting Command – Warren (ACC-WRN) for work performed at the Mine Resistance Ambush Protected (MRAP) Logistics Compound Maintenance Sustainment Facility (MSF) in Kuwait. The contract has a three-month period of performance (20 Sept 2012 – 31 Dec 2012) and a value of $13.2M.

•
International Group was awarded a Firm Fixed Price (FFP) task order to continue supporting the Pacific Air Force (PACAF) Command pre-positioned equipment program located in Guam. The task order was awarded through VSE’s GSA Logistics Worldwide schedule and has a value in excess of $13.1 million over a five-year period of performance.

•
Our subsidiary G&B Solutions has been awarded a Time and Materials (T&M) follow-on task order by Koniag Services, Inc. (KSI) to continue supporting the System Operations Support Services (SOSS) contract with Social Security Administration (SSA). The new task order has a one year period of performance, and is valued at over $8 million.

About VSE

Established in 1959, VSE is a diversified federal services company with experience in solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our clients successful by delivering talented people and innovative solutions for logistics, engineering, IT services, construction management, consulting and supply chain management. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Randy Hollstein, VSE Corporate Vice President of Sales and Marketing, at (703) 329-3206.

VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings with the U.S. Securities and Exchange Commission (the “SEC”) for further information and analysis of VSE’s financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short and long term business challenges and opportunities.

Safe Harbor

This news release contains statements that to the extent they are not recitations of historical fact, constitute “forward looking statements” under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE’s public filings with the SEC, including VSE’s annual report on Form 10-K for the year ended December 31, 2011 and subsequent reports filed with the SEC.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263.